Exhibit 10(j)



                                       EMPLOYMENT AGREEMENT



          This Employment Agreement is made and entered into as of January 1, 1999 by and between Furniture Brands International, Inc., a Delaware corporation ("Furniture Brands") and Wilbert G. Holliman, Jr. ("Holliman").

          WHEREAS, Holliman has been serving as Furniture Brands'
     President and Chief Executive Officer since October 1, 1996 and as Chairman of the Board of Directors since May 6, 1998; and

          WHEREAS, Furniture Brands and Holliman wish to enter into a new Employment Agreement to supersede the existing Employment Agreement dated as of October 1, 1996;

          NOW THEREFORE, in accordance with the authority granted by the Furniture Brands Board of Directors on January 29, 1999, and for good and valuable consideration the parties covenant and agree as follows:

         1. Employment. Furniture Brands agrees to employ Holliman as Chairman of the Board, President and Chief Executive Officer during the period beginning January 1, 1999 and ending December 31, 2000 (the "Employment Period"), subject to extension as herein provided, and Holliman agrees to serve Furniture Brands in such capacities during the Employment Period, subject to the direction and control of the Furniture Brands Board of Directors, all upon the following terms:

         a. during the Employment Period Holliman will receive a base salary of $925,000 per year and a target incentive bonus of 70% of base salary under the Furniture Brands Executive Incentive Plan, all subject to review by the Executive Compensation and Stock Option Committee of the Furniture Brands Board of Directors with respect to any extended term beyond December 31, 2000; and

          b. Holliman shall be entitled to participate in all pension and welfare benefit plans, all incentive, savings and retirement plans, practices, policies and programs applicable to other key Furniture Brands executive employees.

     Furniture Brands' failure, without Holliman's consent, to comply with the terms and conditions of employment as set forth in this
     Section 2 shall constitute "Good Reason" for Holliman to terminate his employment with Furniture Brands.

          2. Post-Employment Benefits. In consideration of his service to date and of the agreements set forth herein, beginning





     at his age 65 Holliman will be entitled to a payment of $1 million per year for three years, payable at the start of each year. This payment will be made to Holliman's beneficiaries or to his estate should he die before receiving the last of the $1 million annual payments.

          3. Best Efforts. Holliman agrees during the Employment Period to devote his best efforts and substantially all of his business time and attention to Furniture Brands' business. Holliman agrees he will perform such executive duties for Furniture Brands and for Furniture Brands' subsidiaries relating to its business as the Furniture Brands Board of Directors may reasonably direct.


          4.   Term.

          a. Holliman may, in his discretion, and subject to the approval of the Board of Directors, extend the Employment Period for successive one year terms, beginning on January 1, 2001 and each January 1 thereafter, by giving notice of such extension not later than the October 1 which is 15 months prior to the end of the then-expiring term. For example, Holliman may extend the Employment Period for the period January 1, 2001 through December 31, 2001 by giving notice thereof on or before October 1, 1999.

          b. If Furniture Brands terminates Holliman's employment before the end of the Employment Period other than for Cause (as defined herein) or as a result of his death or Disability (as defined herein), or if Holliman terminates his employment with Furniture Brands for Good Reason, then Furniture Brands will, until the end of the Employment Period (i) pay to Holliman as and when normally payable his base salary as in effect on the date of termination and an amount equal to the annual bonus he would have received had he continued in the bonus plan at the participation level in effect on the date of termination, and (ii) subject to program eligibility requirements and continuation of programs by Furniture Brands, continue his participation in the benefit plans in which he was participating on the date of termination of employment. In such event, Holliman will also be entitled to the post-employment benefits described in Section 2 hereof, as and when payable. As used herein, the term "Cause" means (i) an act or acts of personal dishonesty taken by Holliman and intended to result in his substantial personal enrichment at the expense of Furniture Brands, (ii) Holliman's violations of this Agreement or his employment obligations to Furniture Brands which are demonstrably willful on Holliman's part and which are not remedied within a reasonable period of time after receipt of written notice from Furniture Brands, or (iii) Holliman's conviction of a felony involving moral turpitude. As used herein, the term "Disability" means the incapacity to attend to and perform effectively one's duties and responsibilities which continues for at least 26 weeks after its commencement, as determined by a physician selected by Furniture Brands.





          5. Split Dollar Insurance Policy. If Furniture Brands terminates Holliman's employment before the end of the Employment Period, other than for Cause or as a result of his death or Disability, or if Holliman terminates his employment with Furniture Brands for Good Reason, then Furniture Brands will continue to make premium payments until the end of the Employment Period under any split dollar life insurance programs in effect on Holliman's life as of the date of such termination, after which Holliman will be entitled to ownership of the policy or policies and Furniture Brands will be entitled to premium retrieval, all in accordance with the terms of the program, but only to the extent of the cash value of the policy or policies, and without recourse to Holliman for the balance of any premium retrieval.

          6. Non-Competition. During the period ending one year after receipt of the last of the payments provided for in Sections 2 and 4 hereof, Holliman shall not, without Furniture Brands' prior written consent, directly or indirectly, own, control, finance, manage, operate, join or participate in the ownership, control, financing, management or operation of, or be connected as an employee, consultant or in any other capacity with, any business engaged in the manufacture or distribution of residential furniture in the United States. Nothing in this
     Section 6 shall, however, restrict Holliman from making investments in other ventures which are not competitive with Furniture Brands, or restrict him from owning less than one percent (1%) of the outstanding securities of companies listed on a national stock exchange or actively traded in the "over-the-counter" market. In addition, if Furniture Brands terminates the Employment Period (other than for Cause) and Holliman elects to forego the payments called for in Sections 2 and 4 hereof, the provisions of this Section 6 shall not apply. Should any of the terms of this Section 6 be found to be unenforceable because they are over-broad in any respects then they shall be deemed amended to the extent, and only to the extent, necessary to render them enforceable.

          7. Confidentiality. During the Employment Period and at all times thereafter, Holliman shall maintain the confidentiality of, and shall not disclose to any person (except as his duties as a Furniture Brands employee may require) any non-public information concerning Furniture Brands or its business.

          8. Miscellaneous. This Employment Agreement shall be binding upon and shall inure to the benefit of Holliman's heirs, executors, administrators and legal representatives, and shall be binding upon and inure to the benefit of Furniture Brands and its successors and assigns. This Agreement shall supersede and stand in place of any and all other agreements between Holliman and Furniture Brands or any of its subsidiaries regarding severance pay and/or any and all severance pay benefits pursuant to any Furniture Brands plan or practice, and in particular supersedes that Employment Agreement dated August 1, 1996 between Holliman





     and Action Industries, Inc. and that Employment Agreement dated as of October 1, 1996 between Holliman and Furniture Brands.
     This Employment Agreement shall take effect as of the day and year first above set forth, and the laws of the State of Missouri shall govern its validity, interpretation, construction and performance.

          9. Indemnification. In the event either party hereto is required to pursue litigation against the other party to enforce his or its rights hereunder, the prevailing party in any such litigation shall be entitled to reimbursement of the costs and expenses of such litigation, including attorney's fees.

          10. Waivers. In consideration of the undertakings of Furniture Brands set forth in this Agreement, Holliman hereby irrevocably waives and forever releases any and all claims and causes of action of any nature whatsoever Holliman has or may have against Furniture Brands or any of its officers, directors, employees or agents arising out of the negotiation, execution, delivery or terms of this Agreement, including, without limitation, any claims arising under the Age Discrimination in Employment Act, 29 U.S.C. S.S. 21 et seq., and any state or local law relating to age discrimination.

          11. Entire Agreement. This Agreement contains the entire agreement of the parties with respect to its subject matter, and no waiver, modification or change of any of its provisions shall be valid unless in writing and signed by the party against whom such claimed waiver, modification or change is sought to be enforced.

          IN WITNESS WHEREOF, the parties hereto have each executed this Agreement the date set forth below.




                              FURNITURE BRANDS INTERNATIONAL, INC.


                              By:  /s/ Lynn Chipperfield
                                 -----------------------------------
                                       Vice-President



                              WILBERT G. HOLLIMAN, JR.


                              By:  /s/ Wilbert G. Holliman, Jr.
                                 -----------------------------------





                                                                Exhibit 10(p)


                                      EMPLOYMENT AGREEMENT

      This Employment Agreement is made and entered into on January 1, 1999 (the "Effective Date") by and between Broyhill Furniture Industries, Inc., a North Carolina corporation ("Broyhill") and Dennis R. Burgette ("Burgette").

      WHEREAS, Burgette is now and has been employed by Broyhill in a senior management executive position and is broadly experienced in all facets of Broyhill's operations; and

      WHEREAS, it is in the best interests of Broyhill to assure that it will have Burgette's continued dedication;

      NOW THEREFORE, for good and valuable consideration and in order to induce Burgette to remain in the employ of Broyhill, the parties covenant and agree as follows:

        1. Definitions. The following terms shall have the following meanings for purposes of this Agreement.

        a. "Cause" means (i) an act or acts of personal dishonesty taken by Burgette and intended to result in Burgette's substantial personal enrichment at the expense of Broyhill, (ii) violations by Burgette of this Agreement or of his employment obligations to Broyhill which are demonstrably willful on his part and which are not remedied within a reasonable period of time after receipt of written notice from Broyhill, or (iii) Burgette's conviction of a felony involving moral turpitude.

        b. "Disability" means the incapacity to attend to and perform effectively one's duties and responsibilities which continues for at least 26 weeks after its commencement, as determined by a physician selected by Broyhill.

        c. "Employment Period" that period beginning on the Effective Date and ending upon Burgette's retirement or earlier termination of employment.

        2. Employment. Broyhill agrees to employ Burgette, and Burgette agrees to serve Broyhill in an executive, managerial and supervisory capacity, subject to the direction and control of the Board of Directors of Broyhill, all upon the terms and conditions hereinafter set forth. During the Employment Period:

        a. Burgette's position (including, without limitation, status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 90-day period immediately preceding the Effective Date,

        b. Burgette's services shall be performed at the location where the he is employed on the Effective Date, or at any office or location not more than thirty-five (35) miles from such location,

        c. Burgette shall continue to receive an annual base salary at least equal to the annual base salary payable to him by Broyhill on the Effective Date ("Base Salary"),

       d. Burgette shall continue to have an annual cash bonus potential, either pursuant to the Broyhill Executive Incentive Plan in effect on the Effective Date or pursuant to a similar incentive compensation plan of Broyhill, at least equal to the level in existence on the Effective Date ("Annual Bonus"), and

       e. Burgette shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable to other key executive employees of Broyhill ("Benefit Plans").

 The failure of Broyhill, without Burgette's consent, to comply with the terms and conditions of employment as set forth in this Section 2 shall constitute "Good Reason" for the termination by Burgette of his employment with Broyhill.

        3. Best Efforts. Burgette agrees during the Employment Period to devote his best efforts and substantially all of his business time and attention to the business of Broyhill, it being agreed that he will have complied with this obligation if he devotes to the business of Broyhill his same best efforts and the same time and attention to the business of Broyhill that he has devoted to the business of Broyhill during the four months next preceding the Effective Date. Burgette agrees that he will perform such other executive duties for Broyhill and for Broyhill's subsidiaries relating to its business as the Board of Directors of Broyhill may reasonably direct.

       4. Term. Subject to the provisions of Sections 4 and 5 of this Agreement, either party shall have the right to terminate the Employment Period at any time. If Broyhill terminates Burgette's employment, other than for Cause or as a result of his death or Disability, or if Burgette terminates his employment with Broyhill for Good Reason, then Broyhill will, for a period of one year after the termination date (or, if shorter, until Burgette reaches "Normal Retirement Age" (as such concept is used in the primary retirement plan in which Burgette is a participant on the Effective Date)), (i) pay to Burgette as and when normally payable his Base Salary as in effect on the date of termination and an amount equal to the average Annual Bonus received by him for the past three years prior to termination, or since the commencement of his employment with Broyhill, whichever period is the shorter (or a pro-rated portion of such average Annual Bonus), and (ii) subject to program eligibility requirements and continuation of programs by Broyhill, continue his participation in the Benefit Plans in which he was participating on the date of termination of employment.

     5. Split Dollar Insurance Policy. If Broyhill terminates Burgette's employment other than for Cause or as a result of his death or Disability, or if Burgette terminates his employment with Broyhill for Good Reason, then Broyhill will continue to make premium payments for so long as Broyhill is making payments to Burgette under Section 4 hereof under any and all split dollar life insurance programs in effect on Burgette's life as of the Effective Date, after which Burgette will be entitled to ownership of the


 policy and Broyhill will be entitled to premium retrieval, all in accordance with the terms of the program, but only to the extent of the cash value of the policy, and without recourse to Burgette for the balance of any such premium retrieval.

     6. Non-Competition. During the period commencing on the Effective Date and while employed by Broyhill, and for a period of one year after termination of employment, Burgette shall not, without the prior written consent of Broyhill, directly or indirectly, own, control, finance, manage, operate, join or participate in the ownership, control, financing, management or operation of, or be connected as an employee, consultant or in any other capacity with, any business engaged in the manufacture or distribution of residential furniture in the United States. Nothing in this Section 6 shall, however, restrict Burgette from making investments in other ventures which are not competitive with Broyhill, or restrict him from owning less than one percent (1%) of the outstanding securities of companies listed on a national stock exchange or actively traded in the "over-the-counter" market. In addition, if Broyhill terminates the Employment Period (other than for Cause) and Burgette elects to forego the payments called for in Sections 4 and 5 hereof, the provisions of this Section 6 shall not apply. Should any of the terms of this Section 6 be found to be unenforceable because they are over-broad in any respects then they shall be deemed amended to the extent, and only to the extent, necessary to render them enforceable. Both parties stipulate that money damages would be inadequate to compensate for any breaches of the terms of this Section 6, and that such terms shall be enforceable through appropriate equitable relief, without the necessity of proving actual damages and to an equitable accounting of all earnings, profits, and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights and remedies to which Broyhill may be entitled.

     7. Confidentiality. During the Employment Period and at all times thereafter, Burgette shall maintain the confidentiality of, and shall not disclose to any person (except as his duties as an employee of Broyhill may require) any non-public information concerning Broyhill or its business.

      8. Miscellaneous. This Employment Agreement shall be binding upon and shall inure to the benefit of Burgette's heirs, executors, administrators and legal representatives, and shall be binding upon and inure to the benefit of Broyhill and its successors and assigns. This Agreement shall supersede and stand in place of any and all other agreements between Burgette and Broyhill regarding severance pay and/or any and all severance pay benefits pursuant to any plan or practice of Broyhill. This Employment Agreement shall take effect as of the day and year first above set forth, and its validity, interpretation, construction and performance shall be governed by the laws of the State of North Carolina.

       9. Indemnification. In the event that either party hereto is required to pursue litigation against the other party to enforce his or its rights hereunder, the prevailing party in any such litigation shall be entitled to reimbursement of the costs and expenses of such litigation, including attorney's fees.

      10. Waivers. In consideration of the undertakings of Broyhill set forth in this Agreement, Burgette hereby irrevocably waives and forever releases any and all claims and causes of action of any nature whatsoever that he has or may have against Broyhill or any of its officers, directors, employees or agents arising out of the negotiation, execution, delivery or terms of this Agreement, including, without limitation, any claims arising under the Age Discrimination in Employment Act, 29 U.S.C. S.S. 21 et seq., and any state or local law relating to age discrimination.

      11. Entire Agreement. This Agreement contains the entire agreement of the parties with respect to its subject matter, and no waiver, modification or change of any of its provisions shall be valid unless in writing and signed by the party against whom such claimed waiver, modification or change is sought to be enforced.

      IN WITNESS WHEREOF, the parties hereto have each executed this Agreement the date set forth below.


                                                BROYHILL FURNITURE
                                                INDUSTRIES, INC.


                                              By: /s/ Lynn Chipperfield
                                                 -----------------------------
                                                       Vice-President


      Agreed to and Approved:

      FURNITURE BRANDS                             DENNIS R. BURGETTE
      INTERNATIONAL, INC.


    By: /s/  W.G. Holliman                      By: /s/ Dennis R. Burgette
     --------------------------                  -------------------------------
      Chairman of the Board





                                                      Exhibit 10(r)


                          AGREEMENT NOT TO COMPETE



 In consideration of the January 29, 1999 grant by the Executive Compensation and Stock Option Committee of Performance-Based Options under the Furniture Brands International 1992 Stock Option Plan,

      (1) I accept such options upon the terms contained in the Option Grant and Plan document, and

      (2) I agree that during my employment by Furniture Brands or any of its subsidiaries and for a period of one year after termination of employment, I will not, without the prior written consent of Furniture Brands, directly or indirectly, participate in the ownership, control, financing, management, or operation of, or be connected as an employee, consultant or in any other capacity with, any other business engaged in the manufacture or distribution of residential furniture or distribution of residential furniture in the United States.

 This agreement shall not restrict me from making investments in other ventures which are not competitive with Furniture Brands or restrict me from owning less than one percent (1%) of the outstanding securities of companies listed on a national stock exchange or actively traded in the "over-the-counter" market.

 I stipulate that money damages would be inadequate to compensate for any breaches of the terms of this agreement, and that such terms shall be enforceable through appropriate equitable relief, without the necessity of proving actual damages. I understand that the terms of this agreement remain in effect whether or not I realize actual value from the option grant. Should litigation arise respecting the enforcement or validity of this agreement, the prevailing party will be entitled to recovery of all attorneys fees incurred in pursuit or defense of that action.



      ------------------              --------------------------------
           Date                        Please print or type full name


                                      --------------------------------
                                                Signature


      Agreed and Accepted:

      ------------------------------------
      Furniture Brands International, Inc.
      By Lynn Chipperfield, Vice-President
        and Secretary